Exhibit 99.1

ZELTIQ Aesthetics Announces Record Third Quarter 2011 Financial Results

Third Quarter Highlights

  Revenues of $17.7 million, up 175% from $6.4 million in third quarter 2010; up sequentially from $17.4 million in second quarter 2011
  Installed base increased 29% to 812 units as of September 30, 2011, compared to 629 units as of June 30, 2011
  Completed initial public offering in October 2011, raising $89.3 million in net proceeds

PLEASANTON, Calif.--(BUSINESS WIRE)--November 16, 2011--ZELTIQ Aesthetics, Inc. (Nasdaq: ZLTQ) today announced financial results for the third quarter ended September 30, 2011.

Gordie Nye, CEO of ZELTIQ Aesthetics said, “Our revenue growth demonstrates the continued demand for CoolSculpting® from physicians and consumers. CoolSculpting represents a strong value proposition, especially in our current economic climate. Patients experience appreciable reduction of diet and exercise-resistant fat in a single, one-hour, non-invasive treatment with limited downtime, pain, bruising, scarring or anesthesia.

“Our successful initial public offering underscores investor confidence in the CoolSculpting growth opportunity and our ability to execute on our marketing and sales initiatives. The approximately $89 million in capital raised, net of expenses, allows us to aggressively move ahead with these initiatives. We look forward to expanding our product offering, raising consumer awareness of our highly differentiated procedure, and building the CoolSculpting brand globally.”

Third Quarter Financial Review

Total net revenues for the third quarter of 2011 were $17.7 million, consisting of $13.2 million of systems revenues and $4.5 million of procedure fees revenues. This compares to total net revenues of $6.4 million, consisting of $5.3 million of systems revenues and $1.1 million of procedure fees revenues in the third quarter of 2010. Second quarter 2011 revenues were $17.4 million, consisting of $12.0 million of systems revenues and $5.4 million of procedure fees revenues. The sequential growth in systems revenue was attributed to an increase of our installed base from 629 units as of June 30, 2011 to 812 units as of September 30, 2011. As anticipated, both systems and procedure fees revenues during the third quarter of 2011 were negatively impacted by seasonal trends during the summer months in the United States and Europe due to vacations taken by our physician customers and their patients.

Gross profit was $10.4 million, or 58.9% of revenues, in the third quarter of 2011, compared to gross profit of $3.4 million, or 52.5% of revenues in the third quarter of 2010. The year-over-year increase in gross profit was driven by an increase in procedure fees as a percentage of total revenues. Second quarter 2011 gross profit was $10.7 million, or 61.4% of revenues. The sequential decline in gross profit was driven by a modest decline in procedure fees as a percentage of total revenues due to seasonality in the third quarter.

Operating expenses for the third quarter of 2011 were $13.2 million, compared to $6.3 million in the third quarter of 2010 and $10.8 million in the second quarter of 2011. The year-over-year and sequential increase was primarily the result of growth of the North American direct sales force, certain costs associated with preparing for an initial public offering, costs to develop marketing materials and collateral for planned marketing initiatives and increased research and development costs.

Net loss for the third quarter of 2011 was $2.9 million, compared to $3.0 million in the third quarter of 2010 and $0.6 million in the second quarter of 2011. Included in the net loss for the third quarter of 2011 was $0.6 million of stock-based compensation expense. Net loss attributable to common shareholders for the third quarter of 2011 was $3.17 per share, compared to $4.69 per share in the third quarter of 2010, and $1.60 per share in the second quarter of 2011.

Recent Developments

In October 2011, ZELTIQ completed its initial public offering (IPO) of 8,050,000 shares of common stock at a price of $13.00 per share. The amount sold includes 307,000 shares sold by selling stockholders. The shares began trading on October 19, 2011 on The NASDAQ Global Select Market under the ticker symbol "ZLTQ." Net proceeds from the IPO were approximately $89.3 million.

Conference Call

ZELTIQ Aesthetics will host a conference call for investors on November 16, 2011 at 8:30 a.m. EST. The dial-in numbers are (877) 280-7291 for domestic callers and (707) 287-9361 for international callers. A live webcast of the call will also be available from the Investor Relations section of www.coolsculpting.com. A webcast replay from today’s call will also be available from the Investor Relations section of www.coolsculpting.com approximately two hours after the call and will be available for up to thirty days.

About ZELTIQ Aesthetics

We are a medical technology company focused on developing and commercializing products utilizing our proprietary controlled-cooling technology platform. Our first commercial product, the CoolSculpting System, is designed to selectively reduce stubborn fat bulges that may not respond to diet or exercise. CoolSculpting is based on the scientific principle that fat cells are more sensitive to cold than the overlying skin and surrounding tissues. CoolSculpting utilizes our patented technology of precisely controlled cooling to reduce the temperature of fat cells in the treated area, which is intended to cause fat cell elimination through a natural biological process known as apoptosis, without causing scar tissue or damage to the skin, nerves, or surrounding tissues. We developed CoolSculpting to safely, noticeably, and measurably reduce the fat layer within a treated fat bulge without requiring the patient to diet or exercise.

Forward-Looking Statements

This press release contains forward-looking statements relating to the company’s operations and operating results. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect actual results. Factors that could materially affect our financial results are included in its Securities and Exchange Commission filings, including the risks identified under the section captioned “Risk Factors” in our final prospectus relating to our public offering filed pursuant to Rule 424(b) under the Securities Act on October 19, 2011. We expressly disclaim any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

ZELTIQ Aesthetics, Inc.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of dollars, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenues	$17,720	$6,439	$49,346	$13,063
Cost of revenues	7,283	3,060	19,632	6,414

Gross profit	10,437	3,379	29,714	6,649

Operating expenses:
Research and development	2,933	2,003	7,540	6,247
Sales and marketing	7,104	2,951	18,672	7,634
General and administrative	3,209	1,381	7,240	3,845

Total operating expenses	13,246	6,335	33,452	17,726

Loss from operations	(2,809)	(2,956)	(3,738)	(11,077)
Interest expense	(24)	(50)	(84)	(453)
Other income (expense), net	(17)	(40)	(412)	(18)

Net loss	(2,850)	(3,046)	(4,234)	(11,548)
Cumulative dividends on convertible preferred stock	(1,564)	(1,477)	(4,691)	(3,821)

Net loss attributable to common stockholders	$(4,414)	$(4,523)	$(8,925)	$(15,369)

Net loss per share attributable to common stockholders, basic and diluted	$(3.17)	$(4.69)	$(6.72)	$(17.30)

Weighted average shares of common stock outstanding used in computing net loss attributable to common stockholders—basic and diluted	1,391,049	964,718	1,327,143	888,132

ZELTIQ Aesthetics, Inc.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands of dollars)

	September 30,	December 31,
	2011	2010

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$4,132	$12,667
Accounts receivable, net	5,631	613
Inventory, net	4,330	2,164
Restricted cash	255	425
Prepaid expenses and other current assets	756	993

Total current assets	15,104	16,862
Property and equipment, net	2,050	1,397
Intangible asset, net	1,948	1,024
Deferred initial public offering costs	2,088	—
Other assets	8	—

Total assets	$21,198	$19,283

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$7,730	$3,373
Accrued liabilities	4,963	3,770
Deferred revenue, net of deferred costs	546	691
Current portion of notes payable	641	1,334

Total current liabilities	13,880	9,168
Notes payable, net of current portion	—	262
Convertible preferred stock warrant liability	641	257
Other non-current liabilities	11	201

Total liabilities	$14,532	$9,888
Convertible preferred stock	81,164	93,888
Total stockholders’ deficit	(74,498)	(84,493)

Total liabilities, convertible preferred stock and stockholders’ deficit	$21,198	$19,283

CONTACT:
ZELTIQ Aesthetics, Inc.
Josh Brumm, 925-474-2500
Vice President, Corporate Development & Investor Relations
or
The Ruth Group
Nick Laudico, 646-536-7030
nlaudico@theruthgroup.com